EXHIBIT 4.41

SETTLEMENT AND EXERCISE OF SECURITY AGREEMENT

THIS SETTLEMENT AND EXERCISE OF SECURITY AGREEMENT ("SES Agreement") is made and entered into effective as of August 31, 2015, by and between BENCHMARK ENTERPRISES INC., a Nevis corporation (“Benchmark” or “Lender”), EAGLEFORD ENERGY CORP., (“Eagleford Energy” or “Borrower”) an Ontario, Canada corporation, and its wholly-owned subsidiary, EAGLEFORD ENERGY, ZAVALA INC., a Nevada corporation (“EEZ”). BENCHMARK, EAGLEFORD ENERGY and EEZ may be collectively referred to as the "Parties," and individually as "the" or "a" "Party."

WHEREAS on August 31, 2010, Eagleford Energy Corp., (formerly known as Eagleford Energy Inc.), an Ontario corporation, the “Borrower”) issued a 6% secured promissory note (the “Original Note”) due December 31, 2011 (the “Original Maturity Date”) in the principal amount of nine hundred and sixty thousand United States dollars (US$960,000.00) to Benchmark Enterprises LLC, a Nevis limited liability company (the “Lender”);

AND WHEREAS the Original Note was subsequently extended and amended various times through to August 31, 2014.

AND WHEREAS in consideration of the Borrower's agreement not to immediately demand repayment of the Loan as of August 31, 2014 , the Lender and the Borrower agreed that (a) the Original Note shall be cancelled; (b) a new Secured Loan Promissory Note be given to further evidence the debt owed by the Borrower to the Lender; and (c) that the Lender grant, and cause its wholly-owned subsidiary, Eagleford Energy, Zavala Inc. to grant all of their present and future personal and real property as security for the repayment of the Loan;

AND WHEREAS on August 31, 2014, the Borrower issued to the Lender a Secured Loan Promissory Note for the sum of One Million, Two Hundred and Sixteen Thousand One Hundred Seventy Five Dollars and Thirty-Five Cents (US$1,216,175.35), in lawful money of the United States of America due and payable on August 31, 2015 (the “Note”) to further evidence the debt owed by the Borrower to the Lender; and that the obligations of the Borrower to the Lender under the Note be secured by a general security agreement given by the Borrower and its wholly owned subsidiary Eagleford Energy, Zavala Inc. to the Lender, dated as of August 31, 2014 (the “Eagleford Security Agreement”). In addition to the rights and remedies given it by this Note and the Eagleford Security Agreement, the Lender shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

AND WHEREAS on August 31, 2015 the Note was due and payable and the Borrower was indebted to the Lender in the aggregate amount of US$1,216,175.35 plus US$121,618 in interest, totalling US$1,337,793.35 pursuant to the terms of the Note;

AND WHEREAS on August 31, 2015 the Borrower was unable to pay the Lender which according to the terms of the Note constitutes an Event of Default by the Borrower to the Lender in the aggregate amount of US$1,337,793.35.

AND WHEREAS the Lender in making demand for payment of all amounts owed to it under the Note and other related documents has given notice to exercise its security over the Collateral.

AND WHEREAS in an effort to avoid expenses and significant legal costs, the Parties desire to enter into this SES Agreement as a full and complete settlement of all money owed by Borrower to Lender and all issues and claims that have arisen or that may arise under the terms and obligations of the Note and any and all other agreements or relationships among and between the Parties of whatsoever kind or nature.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

3.	Effective August 31, 2015, the Borrower assigns and conveys to Lender all of its rights, title and interest in and to EEZ including but not limited to all of the issued and outstanding shares of EEZ;

4.	Issuance of 10.0 million shares of common stock of the Borrower at a deemed value of Cdn$100,000;

5.	All proceeds, if any, derived from the sale by the Borrower of 1,333,333 shares of common stock of Stratex Oil & Gas, Holdings Inc. (“Stratex”) such shares received from Stratex with respect to the overpayment of royalties on the Matthews Lease by EEZ;

6.	Assignment to the Lender of all shareholder loans from the Borrower to EEZ effective August 31, 2015; and

7.	US$24,587.73 of the proceeds, if any, from the ongoing litigation between Stratex and the Borrower and EEZ related to unpaid production revenues by Stratex (CAUSE NO. 2015-47310).

2.           Issuance of Common Stock. At the Closing, Borrower shall issue to Lender Ten Million (10,000,000) shares of its common stock (“Shares”) pursuant to the following conditions and representations by Lender:

(a)          Benchmark represents that the representations in this Paragraph 2 concerning the issuance of the Shares are complete and accurate to the best of Benchmark's knowledge, and that Eagleford Energy may rely upon them. Benchmark will notify Eagleford Energy immediately if any material change occurs adversely affecting any of these representations before the transfer of the Shares.

(b)          The Shares are being issued for settlement purposes for the benefit of Benchmark own account and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. Benchmark is aware that there are substantial restrictions on the transferability of the Shares.

(c)          Benchmark has relied solely upon its own independent investigations, and fully understands that there are no guarantees, assurances or promises made by Eagleford Energy in connection with the issuance of the Shares and that the particular tax consequences arising from issuance of the Shares will depend upon the individual circumstances of Benchmark. Benchmark further understands that no opinion is being given by Benchmark as to any securities or tax matters involving this transfer.

(d)          Benchmark also understands and agrees that the certificates evidencing the Shares will bear legends in substantially the following form:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Issuer.”

"Unless permitted under Securities Legislation, the Holder of this Security must not Trade the Security in Canada before ___________, 2016"

(e)          Benchmark acknowledges that the Shares will be issued pursuant to exemptions from registration under the Securities Act of 1933, and state securities laws based, in part, on these warranties and representatives, which are the very essence at this Paragraph 2, and constitute a material part of the bargained-for consideration without which this SES Agreement would not have been executed.

(f)          By reason of Benchmark's and Benchmark’s officers and directors, business or financial experience, or the business or financial experience of professional advisors who are unaffiliated with and who are not compensated by Eagleford Energy or any affiliate or selling agent of Eagleford Energy, directly or indirectly, Benchmark has the capacity to protect its own interest in connection with this transaction or has a pre-existing personal or business relationship with Eagleford Energy or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists.

(g)          This SES Agreement when fully executed and delivered by Eagleford Energy will constitute a valid and legally binding obligation of Benchmark, enforceable in accordance with its terms.

3.           Representations by Eagleford Energy. Eagleford Energy represents and warrants to Benchmark that as of the date hereof and at Closing:

a.     Eagleford Energy is a duly formed and validly existing corporation, with full corporate power and authority to conduct business as presently conducted.

b.     Eagleford Energy has full power and authority to enter into and perform its obligations under this SES Agreement. The execution, delivery, and performance by Eagleford Energy of this SES Agreement, and the consummation by Eagleford Energy of the transactions contemplated by the Parties under this SES Agreement, have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Eagleford Energy is necessary to authorize this Agreement. This Agreement has been and, at Closing will have been, duly executed and delivered by Eagleford Energy.

c.    This Agreement constitutes the legal, valid and binding obligation of Eagleford Energy, enforceable in accordance with its terms, except as limited by bankruptcy or other laws generally applicable to creditors’ rights.

d.    Eagleford Energy is not, nor ever has been, a shell company as defined in Rule 144(i) under the General Rules and Regulations under the Securities Act of 1933, as amended.

e.     Eagleford Energy common stock is currently quoted and traded on the OTCQB tier of OTC Markets.

f.     In connection with sales of the Shares being issued to Benchmark pursuant to Section 2 hereof or legend removal from the certificates for such Shares, in reliance on Rule 144, Eagleford Energy shall advise its transfer agent to accept Rule 144 opinions from Eagleford Energy’s counsel or otherwise provide such opinion for a reasonable fee and shall otherwise cooperate with Benchmark and its counsel to insure prompt administration of all related Rule 144 requests by Benchmark.

4.         Representations by Benchmark. Benchmark hereby represents to Eagleford Energy that:

a.    Benchmark is a duly formed and validly existing corporation, with full corporate power and authority to conduct business as presently conducted.

b.    Benchmark has full power and authority to enter into and perform its obligations under this SES Agreement. The execution, delivery, and performance by Benchmark of this SES Agreement, and the consummation by Benchmark of the transactions contemplated by the Parties under this SES Agreement, have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Benchmark is necessary to authorize this SES Agreement. This SES Agreement has been and, at Closing will have been, duly executed and delivered by Benchmark.

c.    This SES Agreement constitutes the legal, valid and binding obligation of Benchmark, enforceable in accordance with its terms, except as limited by bankruptcy or other laws generally applicable to creditors’ rights.

5.         Mutual Release of Claims. Upon execution of this SES Agreement by all Parties, the Parties hereby remise, release, acquit, satisfy, and forever discharge each other, including each of their past and present parents, subsidiaries, affiliates or predecessor entities, and any and all of its and/or their respective past and present officers, directors, agents, attorneys, accountants, insurers, servants, employees, shareholders, members, and partners, and their personal representatives, all of the foregoing of and from any and all, and all manner of, claims, actions, causes of action, suits, debts, sums of money, accounts, reckonings, contracts, controversies, agreements, promises, damages, and demands whatsoever, in law or in equity, which each Party had or now has, or which any successor or assign of any Party hereafter can, shall or may have, against any of the Parties for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this SES Agreement, whether known or unknown, direct or indirect, vested or contingent. Without limiting the generality of the foregoing, this Release includes the release of any and all claims, rights, and causes of action, of any kind or type whatsoever, which were or could have been raised or asserted by the Parties against the other Parties in connection with the Secured Loan Promissory Note and related documents (collectively, “Claims”). Notwithstanding the foregoing, the Parties expressly exclude from the effect of this Release and do not release each other Parties from the terms and conditions of this SES Agreement.

6.           Time of the Essence. Time is of the essence of each and every term, condition, and particular of this SES Agreement.

7.           Cooperation. The Parties agree to cooperate in preparing such documents and taking such actions as may be necessary to implement this SES Agreement or to carry out its terms. It is further agreed that:

a)	Borrower will among other things provide Lender with a full financial statement of EEZ and EEZ Operating Inc. and tax returns up to their respective fiscal year ending 2015,
b)	The 1,333,333 shares of common stock of Stratex Oil & Gas, Holdings Inc. (“Stratex”) received from Stratex and issued in the name of the Borrower will be held in trust by Borrower for the benefit of EEZ until such time as the shares are either sold at which time all net proceeds will be paid to EEZ, or the restrictive legend is removed and the shares are registered in the name of Lender
c)	Borrower will continue to provide Officers and Directors of EEZ and EEZ Operating Inc. and operate such in the normal course of business until a) above is provided.

8.           Confidentiality. The Parties shall keep the terms of this SES Agreement confidential to the fullest extent permitted by law, except as provided for herein. This confidentiality provision shall not apply to any information: (i) which is or rightfully becomes available to the general public; (ii) which is rightfully disclosed on a confidential basis to the Parties' attorneys, accountants, auditors, or regulators or other persons or entities subject to this confidentiality agreement; or (iii) which must be disclosed to comply with applicable law, including the Rules and Regulations of the United States Securities and Exchange Commission and/or the Ontario Securities Commission.

9.           No Admission of Liability. No Party to this SES Agreement admits any liability or wrongdoing to any other Party hereto with respect to any Claims. Moreover, each Party to this SES Agreement specifically asserts that it is not responsible or liable to any other Party, but has agreed to this settlement solely for the purpose of resolving their mutual disputes.

10.         Enforcement. If it is necessary for any Party to bring any action to enforce this SES Agreement, and if such Party shall be successful in such action, the Party enforcing this Agreement shall be entitled to recover its reasonable attorney's fees and costs incurred in such action.

11.         Binding Effect. This SES Agreement and the terms, covenants, conditions, provisions, obligations, rights and benefits hereof shall be binding upon and shall inure to the benefit of the undersigned Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

12.         Interpretation and Controlling Law. This SES Agreement shall be construed, interpreted and enforced in accordance with the laws of the Province of Ontario, without regard to any of its laws relating to conflicts or choice of law. The Parties hereby acknowledge that they and their respective counsel have each contributed to the preparation of this SES Agreement. Accordingly, no provision of this SES Agreement shall be construed against any Party because that Party, or its counsel, drafted the provision.

13.         Entire Agreement. This SES Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, if any, written or oral. There is no written or oral understanding directly or indirectly connected with this SES Agreement that is not incorporated herein. This Agreement cannot be amended or altered except by a subsequent written document executed by all the Parties.

14.         Severability. If any term, part, or provision of this SES Agreement is held by a Court of final and competent jurisdiction to be invalid, illegal or in conflict with any law, the validity of the remaining portions or provisions shall not be affected, and the rights, obligations and covenants of the undersigned Parties shall be construed and enforced as if this SES Agreement did not contain the particular term, condition, part or provision ruled to be unlawful.

15.          Authority and Covenant. Each Party hereto warrants to each other Party that such Party has full power and authority to execute and deliver this SES Agreement. Further, each person executing this SES Agreement on behalf of any Party hereto warrants that he or she has full power and authority to execute and deliver this SES Agreement. Each Party represents and warrants that such Party has not assigned, transferred or pledged all or any portion of any claim released by the terms of this SES Agreement.

16.         Fees and Costs. The Parties hereto shall bear all of their own respective costs, expenses, and attorney's fees incurred with respect to the Litigation and all matters related to or settled under this SES Agreement.

17.         Counterparts. This SES Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This SES Agreement may be executed by facsimile or scanned email signatures, which shall be deemed to have the force and effect of an original signature.

18.         Captions. The captions contained in the various sections of the SES Agreement are for convenience of reference only and do not in any way limit, expand or modify the terms and provisions of this SES Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have set their hands by their duly authorized officers effective as of the date set forth above.

EAGLEFORD ENERGY CORP, and EAGLEFORD ENERGY, ZAVALA INC.	BENCHMARK ENTERPRISES, INC.

By:	By:
/s/ James Cassina	/s/ Erwin Sui
President	Canadian Power of Attorney
(I have the authority to bind the Corporation)